Exhibit 10.15

                            , 2005

Broadband Capital Management LLC

805 Third Avenue

New York, New York 10022

Re:	Services Acquisition Corp. International

Gentlemen:

This letter will confirm the agreement of the undersigned to purchase warrants (“Warrants”) of Services Acquisition Corp. International  (“Company”) included in the units (“Units”) being sold in the Company’s initial public offering (“IPO”) upon the terms and conditions set forth herein in accordance with guidelines specified by Rule 10b5-1 of the Securities Exchange Act of 1934, as amended.  Each Unit is comprised of one share of Common Stock and one Warrant.  Each of the Common Stock and Warrants will trade separately within the first 20 trading days following the earlier to occur of the exercise in full or expiration of the underwriter’s over-allotment option.

The undersigned agrees that this letter agreement constitutes an irrevocable order for Broadband Capital Management LLC (“Broadband”)  to purchase for the undersigned’s account within the twenty-trading day period commencing on the date separate trading of the Warrants commences (“Separation Date”) up to _________ Warrants at market prices not to exceed $1.20 per Warrant (“Maximum Warrant Purchase”).  Broadband (or such other broker dealer(s) as Broadband may assign the order to) agrees to fill such order in such amounts and at such times as it may determine, in its sole discretion, during the twenty-trading day period commencing on the Separation Date.  Broadband further agrees that it will not charge the undersigned any fees and/or commissions with respect to such purchase obligation.

As the date hereof, the undersigned represents and warrants that it is not aware of any material nonpublic information concerning the Company or any securities of the Company and is entering into this agreement in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1.  The undersigned agrees that while this agreement is in effect, the undersigned shall comply with the prohibition set forth in Rule 10b5-1(c)(1)(i)(C) against entering into or altering a corresponding or hedging transaction or position with respect to the Company’s securities.  The undersigned further agrees that it shall not, directly or indirectly, communicate any material nonpublic information relating to the Company or the Company’s securities to any employee of Broadband.  The undersigned does not have, and shall not attempt to exercise, any influence over how, when or whether to effect purchases of Warrants pursuant to this agreement.

The undersigned agrees that he shall not sell or transfer the Warrants until the earlier of the consummation of a merger, capital stock exchange, asset acquisition or other similar business combination and acknowledges that, at the option of Broadband, the certificates for such Warrants shall contain a legend indicating such restriction on transferability.

Very truly yours,

[Name of Stockholder]